Exhibit 99.2
RESOLUTIONS FOR INCLUSION IN THE MINUTES OF THE MEETING OF
THE HR COMMITTEE OF ROCKVILLE BANK ON DECEMBER 13, 2005
     WHEREAS, Rockville Bank (the “Bank”) adopted the Rockville Bank Phantom Stock Plan (the “Phantom Stock Plan”) effective January 1, 2004; and
     WHEREAS, the Phantom Stock Plan provides in Section 8 thereof that as soon as practicable after each valuation date, the Human Resources Committee shall review the net worth of the Bank and its affiliates as of such valuation date to determine the net worth appreciation or depreciation since the last valuation date; and
WHEREAS, Section 14 of the Phantom Stock Plan provides that in the event of the demutualization of the Bank and the sale of stock to the general public, awards under the Phantom Stock Plan shall be converted to stock appreciation rights with the number and terms of such stock appreciation rights to be determined by the Human Resources Committee; and
WHEREAS, in response to the demutualization of the Bank and the sale of stock to the general public in May, 2005, the Human Resources Committee has determined that the increase in value of accounts under the Phantom Stock Plan should be limited to 7% for 2005; and
WHEREAS, pursuant to Section 3 of the Phantom Stock Plan, the Human Resources Committee has sole and complete authority and discretion to determine the value of accounts under the Phantom Stock Plan and pursuant to Section 18 of the Phantom Stock Plan, the Human Resources Committee has sole discretion to terminate or amend the Phantom Stock Plan provided that no such termination or amendment may adversely affect a participant’s vested Phantom Stock Plan benefit; and
WHEREAS, the Bank disclosed in the prospectus issued March 29, 2005 its intention to terminate the Phantom Stock Plan on or before December 31, 2005 in accordance with the guidance issued by the Internal Revenue Service with respect to compliance with new Section 409A of the Internal Revenue Code of 1986, as amended, because the continuation of the Phantom Stock Plan would create Bank regulatory concerns if the Bank were to adopt a new stock option and/or restricted stock plan in 2006; and
WHEREAS, the Section 409A guidance issued by the Internal Revenue Service includes certain transition rules described in Notice 2005-1 (the “transition rules”) to ameliorate the impact of Section 409A on nonqualified deferred compensation arrangements such as the Phantom Stock Plan, which allow for the termination of the Phantom Stock Plan in 2005 and the distribution of benefits to participants in 2005; and
WHEREAS, the Bank desires to terminate the Phantom Stock Plan in accordance with the transition rules.
     NOW, THEREFORE, BE IT RESOLVED that the Phantom Stock Plan be, and hereby is, amended effective as of December 13, 2005 to provide that the appreciation in the value of participants’ accounts under the Phantom Stock Plan for 2005 shall be 7%; and

BE IT FURTHER RESOLVED, that the Phantom Stock Plan be, and hereby is, further amended effective as of December 13, 2005 to provide an additional Retirement Award equal to fifty percent (50%) of the dollar amount of the total appreciation in all Option Awards made under the Phantom Stock Plan since the effective date of the Phantom Stock Plan, such amount to be allocated in equal shares to all Directors participating in the Phantom Stock Plan; and
     BE IT FURTHER RESOLVED, that the Retirement Award of each participant in the Phantom Stock Plan as of December 13, 2005 be, and hereby is, determined to be and for all purposes thereunder shall be fully (100%) vested and the Option Award of each participant in the Phantom Stock Plan as of December 13, 2005 be, and hereby is, determined to be and for all purposes thereunder shall be fifty percent (50%) vested; and
     BE IT FURTHER RESOLVED, that the Phantom Stock Plan, as amended by the foregoing resolutions, be, and hereby is, terminated effective as of December 13, 2005 and all vested Option and Retirement Awards shall be distributed to participants in the Phantom Stock Plan in a cash lump sum on or before December 31, 2005; and
     BE IT FURTHER RESOLVED, that the First Amendment to the Supplemental Savings and Retirement Plan of Rockville Bank, effective December 12, 2005 and in substantially the form presented to this meeting and ordered filed with the minutes hereof, is hereby adopted and approved with such changes therein not inconsistent with the general tenor thereof as the officers of the Bank with the advice counsel may determine to be necessary or appropriate to carry out the objectives thereof; and
     BE IT FURTHER RESOLVED, that the proper officers of the Bank be, and each of them hereby is, authorized and directed to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, documents, instruments and papers, and to do, or cause to be done, all such further acts or things in the name of and on behalf of the Bank and under its corporate seal or otherwise as they may deem necessary or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions.